Exhibit 3(i)

ADDENDUM
TO
ARTICLES OF INCORPORATION
OF
SKKYNET CLOUD SYSTEMS, INC.

The following provisions are additional provisions to be made a part of the Articles of Incorporation of Skkynet Cloud Systems, Inc. ("Company"):

DIVISION OF AUTHORIZED SHARES INTO CLASSES

The Seventy-five Million (75,000,000) shares which the Company shall have authority to issue is divided into two classes:

5,000,000 Preferred Shares, having a par value of one tenth of a cent ($.001) per share

and
70,000,000 Common Shares, having a par value of one tenth of a cent ($.001) per share

A statement of the preferences, privileges, and restrictions granted to or imposed upon the respective classes of shares or the holders thereof is as follows:

A.         Common Shares. The terms of the Common Shares of the Company shall be as follows:

(1) Dividends. Whenever cash dividends upon the Preferred Shares of all series thereof at the time outstanding, to the extent of the preference to which such shares are entitled, shall have been paid in full for all past dividend periods, or declared and set apart for payment, such dividends, payable in cash, stock, or otherwise, as may be determined by the Board of Directors, may be declared by the Board of Directors and paid from time to time to the holders of the Common Shares out of the remaining net profits or surplus of the Company.

(2) Liquidation. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or involuntary, all assets and funds of the Company remaining after the payment to the holders of the Preferred Shares of all series thereof of the full amounts to which they shall be entitled as hereinafter provided, shall be divided and distributed among the holders of the Common Shares according to their respective shares.

(3) Voting rights. Each holder of a Common Share shall have one vote in respect of each share of such stock held by him. There shall not be cumulative voting.

ADDENDUM TO ARTICLES OF INCORPORATION OF SKKYNET CLOUD SYSTEMS, INC.

B.          Preferred Shares.

(1)             Control Series of Preferred Shares. From the 5,000,000 shares of Preferred Stock authorized, there shall be a series of 5,000 shares, designated as the "Control Series", which is hereby authorized and designated. Until December 31, 2016, the holders of the Control Series of Preferred Stock (a) voting as a separate class from the Common Stock and all other series of Preferred Stock, shall have the right to elect a majority of the Board of Directors, and (b) voting on all other matters to come before the stockholders with the holders of the Common Stock as a single class, each share shall have one hundred (100) votes per share, and (c) shall not have preemptive rights. The Control Series shall lose all voting rights on December 31, 2016. The shares shall not have any conversion rights and shall not be entitled to receive any dividends. In the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of shares of the Control Series shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($.001) per share, after payment to the holders of any senior Series. The Company may redeem at par value all shares of the Control Series after December 31, 2016.

(2)             Prior to the issuance of any of the balance of the 5,000,000 authorized Preferred Shares, the Board of Directors shall determine the number of Preferred Shares to then be issued from the total shares authorized, and such shares shall constitute a series of the Preferred Shares. Such series shall have such preferences, limitations, and relative rights as the Board of Directors shall determine and such series shall be given a distinguishing designation. Each share of a series shall have preferences, limitations, and relative rights identical with those of all other-shares of the same series. Except to the extent otherwise provided in the Board of Directors'. determination of a series, the shares of such series shall have preferences, limitations, and relative rights identical with all other series of the Preferred Shares. Preferred Shares may have dividend or liquidation rights which are prior (superior or senior) to the dividend and liquidation rights and preferences of the. Common Shares and any other series of the Preferred Shares. Also, any series of the Preferred Shares may have voting rights,

TERM OF EXISTENCE
The Company is to have perpetual existence.

ADDENDUM TO ARTICLES OF INCORPORATION OF SKKYNET CLOUD SYSTEMS, INC.

BOARD OF DIRECTORS

The business and property of the Company shall be managed by a Board of Directors of not fewer than one (1) nor more than twenty-one (21) directors, who shall be natural persons of full age, and who shall be elected annually by the shareholders having voting rights, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. In the event of any delay in holding, or adjournment of, or failure to hold an annual meeting, the terms of the sitting directors shall be automatically continued indefinitely until their successors are elected and qualified. Directors need not be residents of the State of Nevada nor shareholders. Any vacancies, including vacancies resulting from an increase in the number of directors, may be filled by the Board of Directors, though less than a quorum, for the unexpired term. The Board of Directors shall have full power, and it is hereby expressly authorized, to increase or decrease the number of directors from time to time without requiring a vote of the shareholders.

IMMUNITY OF SHAREHOLDERS' PROPERTY

The private property of the shareholders of the Company shall not be subject to the payment of the Company's debts to any extent whatsoever,

INDEMNIFICATION

The following indemnification provisions shall be deemed to be contractual in nature and not subject to retroactive removal or reduction by amendment.

A. This Company shall indemnify any director and any officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that he/she is or was a director or officer of this Company or was serving at the request of this Company as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of this Company, and with respect to any criminal action or proceeding, If he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of this Company to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to the corporation unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all the circumstances of the case. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or in a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the party did not meet the applicable standard of conduct. Indemnification hereunder may be paid by the Company in advance of the final disposition of any action, suit or proceeding, on a preliminary determination that the director, officer, employee or agent met the applicable standard of conduct.

ADDENDUM TO ARTICLES OF INCORPORATION OF SKKYNET CLOUD SYSTEMS, INC.

B.          The Company shall also indemnify any director or officer who has been successful on the merits or otherwise, in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, against all expenses, including attorneys' fees, actually and reasonably incurred by him/her in connection therewith, without the necessity of an independent determination that such director or officer met any appropriate standard of conduct.

C.          The indemnification provided for herein shall continue as to any person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such persons.

D.          In addition to the indemnification provided for herein, the Company shall have power to make any other or further indemnification, except an indemnification against gross negligence or willful misconduct, under any resolution or agreement duly adopted by the Board of Directors, or duly authorized by a majority of the shareholders.

LIMITATION ON DIRECTOR'S LIABILITY

No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, that the foregoing clause shall not apply to any liability of a director for any action for which the Nevada Business Corporation Act proscribes this limitation and then only to the extent that this limitation is specifically so proscribed.

ADDENDUM TO ARTICLES OF INCORPORATION OF SKKYNET CLOUD SYSTEMS, INC.

INTERESTED DIRECTORS

In case the Company enters into contracts or transacts business with one or more of its directors, or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors, or officers, such contracts or transactions shall not be invalidated or in any way affected by the fact that such director or directors have or may have an interest therein which is or might be adverse to the interest of this Company, provided that such contracts or transactions are in the usual course of business.

In the absence of fraud, no contract or other transaction between this Company and any other corporation or any individual or firm, shall in any way be affected or invalidated by the fact that any of the directors of this Company is interested in such contract or transaction, provided that such interest shall be fully disclosed or otherwise known to the Board of Directors in the meeting of such Board at which time such contract or transaction was authorized or confirmed, and provided, however, that any such directors of this Company who are so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Company which shall authorize or confirm such contract or transaction, and any such director may vote thereon to authorize any such contract or transaction with the like force and effect as if he were not such director or officer of such other corporation or not so interested.

NRS 78.378 TO 78.3793 INAPPLICABLE

The provisions of NRS 78.378 to 78.3793 (as currently numbered) or any similar provisions hereinafter adopted shall not apply to this Company.

RECAPITALIZATIONS WITHOUT VOTE OF SHAREHOLDERS

The Board of Directors, without the consent of the stockholders of the Company, who are hereby denied the right to vote on such an increase or decrease, may adopt any recapitalization affecting the outstanding shares of capital stock of the Company by effecting a forward or reverse split of all of the outstanding shares of any, class of capital stock of the Company, with appropriate adjustment to the Company's capital accounts.

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